Exhibit 99.1

ITT Reports Second-Quarter 2020 Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 31, 2020--ITT Inc. (NYSE: ITT) today reported 2020 second-quarter financial results that reflect our diversification and resilience, and the proactive actions we’ve taken to mitigate the impacts of the pandemic.

2020 SECOND-QUARTER PERFORMANCE

Revenue	Segment OI Margin	EPS	Cash from Operations
-29%	-770 bps	-29%	$203M
Organic Revenue	Adj Segment OI Margin	Adj EPS	Free Cash Flow (FCF)
-28%	-350 bps	-39%	$169M

Performance relative to the comparable three months ended June 30, 2019.
Cash from Operations and Free Cash Flow is for the six months ended June 30, 2020.
For a reconciliation of GAAP to non-GAAP measures, refer to the section of this release titled Key Performance Indicators and Non-GAAP Measures.

  FCF increased $114 million or 205%; 14.6% Trailing Twelve Months FCF Margin
  $819 million in cash on hand and $1.4 billion in available liquidity
  Segment OI Margin of 7.2%; Adj Segment OI Margin of 12.6% on 25% Adj Decremental Margins
  EPS of $0.53; Adj EPS of $0.57
  Increased cost reduction target to $160 million

“First, I would like to thank all our ITTers around the world. I am extremely proud of how each and every ITTer has continued to up their game in the face of COVID-19 adversities. They have embraced our health protocols to keep each other safe, and their many contributions have made it possible for us to continue to serve our customers, to partner closely with them, and to support them in these very difficult circumstances,” said Luca Savi, Chief Executive Officer and President of ITT Inc. “At ITT our continuous focus on execution for all our stakeholders is making our businesses more and more resilient. We generated tremendous free cash flow and delivered 25 percent adjusted decremental margins, and our leaders acted decisively to increase our cost reduction target to $160 million, which will further benefit our strong decremental margins. I am particularly proud of our Industrial Process business, where we continued to expand margins despite top line pressures. All across ITT, our relentless focus on operational excellence, customer centricity, and effective capital deployment will continue to drive us through this challenging time and make ITT even stronger in the future.”

Revenue
Revenue declined 29 percent, including a 2-point unfavorable impact from foreign exchange and a 1-point benefit from our 2019 strategic acquisitions. Organic revenue (defined as total revenue excluding foreign exchange, acquisitions and divestitures) decreased 28 percent mainly as a result of the negative global impact of COVID-19, with declines in transportation of 37 percent and industrial of 7 percent.

Segment Operating Income
Segment operating income of $37 million declined 65 percent, which included higher restructuring costs of $24 million. Adjusted segment operating income declined 44 percent to $65 million, primarily due to reduced volume from weaker demand and disruption caused by COVID-19, partially offset by savings from restructuring, productivity, and cost actions that produced 25 percent adjusted decremental margins.

Earnings Per Share
EPS from continuing operations decreased to $0.53, compared to $0.75 in the prior year, due to a decline in segment operating income, including higher restructuring costs, partially offset by an income tax benefit and reduced corporate costs. Adjusted EPS from continuing operations was $0.57 per diluted share, reflecting a 39 percent decrease from the prior year.

Second-Quarter 2020 Business Segment Results
All quarterly results are compared to the respective prior-year period.

Motion Technologies

  Total revenue decreased 37 percent to $199 million, including a 2-point unfavorable impact from foreign exchange. Organic revenue decreased 35 percent, reflecting significant shutdowns in the global auto markets due to COVID-19, which drove declines of 42 percent in Friction and 38 percent in Wolverine. KONI & Axtone revenue decreased 9 percent, primarily driven by weakness in rail within Asia and North America, partially offset by growth in Europe.
  Operating income decreased 80 percent to $10 million, which included higher restructuring costs of $11 million. Adjusted operating income decreased 57 percent to $24 million due to reduced volume and disruptions caused by COVID-19 and unfavorable foreign exchange. These were partially offset by savings from productivity and restructuring actions, and a reduction in tariffs.

Industrial Process

  Total revenue decreased 17 percent to $193 million, including a 2-point benefit from our Rheinhütte acquisition and a 2-point unfavorable impact from foreign exchange. Organic revenue decreased 17 percent, primarily reflecting lower chemical and oil and gas pump project deliveries. Revenue from our short-cycle business was down 4 percent due to stability in aftermarket demand, offset by weakness in industrial valves. Organic orders declined 9 percent despite 22 percent project growth, while year-to-date backlog was relatively flat compared to the beginning of the year.
  Operating income decreased 29 percent to $19 million, which included higher restructuring costs of $8 million and lower acquisition-related costs of $3 million. Adjusted segment operating income decreased 9 percent to $26 million due to reduced volume and an increase in bad debt reserves, partially offset by savings from supply chain, cost actions, benefits from restructuring actions, favorable mix, and government incentives, resulting in adjusted operating margin expansion of 120 basis points.

Connect and Control Technologies

  Total revenue decreased 28 percent to $123 million, including a 1-point benefit from our Matrix acquisition. Organic revenue decreased 29 percent primarily driven by lower aerospace and defense of 41 percent due to a decline in global commercial air traffic resulting from COVID-19 and reduced production levels of Boeing’s 737 MAX, as well as unfavorable timing of defense programs. Revenue from the industrial market declined 7 percent due to weak component sales.
  Operating income decreased 72 percent to $8 million, which included higher restructuring costs of $5 million. Adjusted segment operating income decreased 55 percent to $14 million primarily driven by reduced volume, partially offset by restructuring, supply chain and productivity benefits, and government incentives.

COVID-19 Response
From the earliest signs of the outbreak, we have taken proactive, aggressive actions to protect the health of our people, business, and financials. We continue to work in close collaboration with our customers and suppliers and have acted decisively to realign our operations in this rapidly changing environment. We have taken measures to enhance liquidity and reduce costs to better navigate this uncertain environment. Here are some of the liquidity and cost action highlights:

  Strong available liquidity of $1.4 billion as of June 30, 2020, including:
    $819 million cash on hand with $286 million in the U.S.;
    $388 million available borrowing capacity on our $500 million revolver; and
    $200 million undrawn under our new 364-Day Revolving Credit Agreements.
  Implemented $160 million of cost actions, reflecting a $25 million increase since the first quarter. The cost actions included:
    $80 million of expected annualized benefit from a $55 million organizational-wide restructuring plan that is primarily focused on structural cost reductions, including global footprint optimization;
    $35 million of discretionary spending reductions and supply chain productivity;
    $35 million planned reduction in 2020 capital expenditures; and
    $10 million of savings from reduced compensation for Board of Directors, Chief Executive Officer and other executives, and suspension of the 401(k) match for certain U.S. employees.

As a result of these actions and our strong first half execution, the Company is now targeting full-year 2020 adjusted decremental margins in the range of 22 to 28 percent.

ITT entered this pandemic with ample liquidity and a strong investment grade balance sheet, and is well positioned to confront the future uncertainty of this pandemic. However, the ultimate 2020 impact of COVID-19 on our business, results of operations, financial condition and cash flows is dependent on future developments, including the duration of the pandemic and the extent of its impact on the global economy, which cannot be predicted at this time.

Investor Call Today
ITT's senior management will host a conference call for investors today at 9:00 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, August 14, 2020, at midnight. For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business due to the COVID-19 pandemic, including disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services, government-mandated site closures, employee illness or loss of key personnel, the impact of travel restrictions and stay-in-place restrictions on our business and workforce, customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets;
  uncertain global economic and capital markets conditions, including due to COVID-19, trade disputes between the U.S. and its trading partners, and fluctuations in oil prices;
  uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  fluctuations in foreign currency exchange rates;
  fluctuations in customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, such as shifts in the production of Boeing’s 737 MAX;
  failure to compete successfully in our markets;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  failure to integrate acquired businesses or achieve expected benefits from such acquisitions;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  loss of or decrease in sales from our most significant customers;
  fluctuations in our effective tax rate;
  failure to retain existing senior management, engineering and other key personnel and attract and retain new qualified personnel;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  the risk of cybersecurity breaches;
  changes in laws relating to the use and transfer of personal and other information;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs;
  risk of product liability claims and litigation; and
  risk of liabilities from past divestitures and spin-offs.

More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
For the Periods Ended June 30	2020	2019	2020	2019
Revenue	$514.7	$719.9	$1,178.0	$1,415.4
Costs of revenue	351.1	487.9	805.0	964.6
Gross profit	163.6	232.0	373.0	450.8
General and administrative expenses	44.6	62.6	101.7	113.4
Sales and marketing expenses	35.7	42.7	77.3	82.9
Research and development expenses	18.9	25.8	41.6	49.3
Asbestos-related costs (benefit), net	16.0	11.8	(24.7)	24.4
Restructuring costs	27.9	3.1	31.0	4.2
Asset impairment charges	—	—	16.3	—
Operating income	20.5	86.0	129.8	176.6
Interest and non-operating expenses (income), net	2.2	(0.4)	2.8	(0.9)
Income from continuing operations before income tax expense	18.3	86.4	127.0	177.5
Income tax (benefit) expense	(28.1)	19.3	(3.4)	39.0
Income from continuing operations	46.4	67.1	130.4	138.5
Income (loss) from discontinued operations, net of tax expense of $0.3, $0.0, $0.7 and $0.0, respectively	1.6	(0.1)	2.7	(0.1)
Net income	48.0	67.0	133.1	138.4
Less: Income attributable to noncontrolling interests	—	0.2	0.3	0.3
Net income attributable to ITT Inc.	$48.0	$66.8	$132.8	$138.1

Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$46.4	$66.9	$130.1	$138.2
Income from discontinued operations, net of tax	1.6	(0.1)	2.7	(0.1)
Net income attributable to ITT Inc.	$48.0	$66.8	$132.8	$138.1

Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.54	$0.76	$1.50	$1.58
Discontinued operations	0.02	—	0.03	—
Net income	$0.56	$0.76	$1.53	$1.58
Diluted:
Continuing operations	$0.53	$0.75	$1.49	$1.56
Discontinued operations	0.02	—	0.03	—
Net income	$0.55	$0.75	$1.52	$1.56
Weighted average common shares – basic	86.3	87.8	87.0	87.7
Weighted average common shares – diluted	86.8	88.7	87.6	88.6

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$819.1	$612.1
Receivables, net	463.2	578.4
Inventories, net	384.6	392.9
Other current assets	159.9	153.4
Total current assets	1,826.8	1,736.8
Plant, property and equipment, net	505.4	531.5
Goodwill	920.3	927.2
Other intangible assets, net	115.9	138.0
Asbestos-related assets	319.4	319.6
Deferred income taxes	161.4	138.1
Other non-current assets	302.1	316.5
Total non-current assets	2,324.5	2,370.9
Total assets	$4,151.3	$4,107.7
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and current maturities of long-term debt	$247.5	$86.5
Accounts payable	271.0	332.4
Accrued liabilities	429.1	430.8
Total current liabilities	947.6	849.7
Asbestos-related liabilities	717.9	731.6
Postretirement benefits	212.9	213.9
Other non-current liabilities	217.9	234.7
Total non-current liabilities	1,148.7	1,180.2
Total liabilities	2,096.3	2,029.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 86.3 shares and 87.8 shares, respectively	86.3	87.8
Retained earnings	2,398.2	2,372.4
Total accumulated other comprehensive loss	(432.7)	(385.3)
Total ITT Inc. shareholders’ equity	2,051.8	2,074.9
Noncontrolling interests	3.2	2.9
Total shareholders’ equity	2,055.0	2,077.8
Total liabilities and shareholders’ equity	$4,151.3	$4,107.7

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Six Months Ended June 30	2020	2019
Operating Activities
Income from continuing operations attributable to ITT Inc.	$130.1	$138.2
Adjustments to income from continuing operations:
Depreciation and amortization	54.5	53.0
Equity-based compensation	5.8	8.4
Asbestos-related (benefit) costs, net	(24.7)	24.4
Asset impairment charges	16.3	—
Other non-cash charges, net	23.5	15.6
Asbestos-related payments, net	(7.6)	(15.8)
Changes in assets and liabilities:
Change in receivables	97.2	(52.9)
Change in inventories	2.0	(27.4)
Change in accounts payable	(62.3)	11.4
Change in accrued expenses	5.7	(28.1)
Change in income taxes	(17.5)	3.7
Other, net	(19.9)	(29.4)
Net Cash – Operating activities	203.1	101.1
Investing Activities
Capital expenditures	(34.3)	(45.8)
Acquisitions, net of cash acquired	(4.7)	(87.3)
Other, net	1.9	0.8
Net Cash – Investing activities	(37.1)	(132.3)
Financing Activities
Commercial paper, net borrowings	51.0	33.7
Short-term revolving loans, borrowings	495.8	—
Short-term revolving loans, repayments	(406.2)	—
Long-term debt, issued	—	7.1
Long-term debt, repayments	(1.2)	(2.0)
Repurchase of common stock	(83.7)	(20.0)
Proceeds from issuance of common stock	0.1	8.3
Dividends paid	(14.6)	(26.1)
Other, net	—	(0.6)
Net Cash – Financing activities	41.2	0.4
Exchange rate effects on cash and cash equivalents	(0.2)	0.6
Net Cash – Operating activities of discontinued operations	0.1	1.2
Net change in cash and cash equivalents	207.1	(29.0)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $1.0, respectively)	612.9	562.2
Cash and cash equivalents – end of period (includes restricted cash of $0.9 and $1.3, respectively)	$820.0	$533.2
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$1.2	$1.7
Income taxes, net of refunds received	$10.7	$33.7

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent significant charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. Adjusted Segment Decremental or Incremental Operating Margin is defined as the change in adjusted segment operating income divided by the change in revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, pension settlement and curtailment impacts, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent significant charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow and Free Cash Flow Margin are defined as the ratio of free cash flow (net cash provided by operating activities less capital expenditures) to revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as they provide insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

Working Capital is defined as the sum of Receivables, net, Inventories, net and Current contract assets less Accounts payable and Current contract liabilities. Working Capital as a percentage of revenue is calculated by dividing working capital by the trailing twelve months of revenue. We believe that working capital and working capital as a percentage of revenue provides useful information to investors as it provides insight into both a company's operational efficiency and its short-term financial health.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2020 & 2019
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	Q2 2020	Q2 2019	2020 vs. 2019	2020 vs. 2019	Q2 2020	Q2 2020	Q2 2020	Adj. 2020 vs. 2019	Adj. 2020 vs. 2019

Revenue
ITT Inc.	$514.7	$719.9	$(205.2)	(28.5%)	$7.5	$(13.7)	$520.9	$(199.0)	(27.6%)

Motion Technologies	199.3	317.7	(118.4)	(37.3%)	-	(8.0)	207.3	(110.4)	(34.7%)
Industrial Process	193.3	232.6	(39.3)	(16.9%)	4.7	(5.4)	194.0	(38.6)	(16.6%)
Connect & Control Technologies	122.9	170.2	(47.3)	(27.8%)	2.8	(0.3)	120.4	(49.8)	(29.3%)

Orders
ITT Inc.	$485.4	$692.8	$(207.4)	(29.9%)	$5.5	$(14.3)	$494.2	$(198.6)	(28.7%)

Motion Technologies	187.1	311.9	(124.8)	(40.0%)	-	(7.6)	194.7	(117.2)	(37.6%)
Industrial Process	191.7	212.7	(21.0)	(9.9%)	4.4	(6.4)	193.7	(19.0)	(8.9%)
Connect & Control Technologies	107.1	169.5	(62.4)	(36.8%)	1.1	(0.3)	106.3	(63.2)	(37.3%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Second Quarter 2020 & 2019
(In Millions)

	Q2 2020	Q2 2020		Q2 2020	Q2 2019	Q2 2019		Q2 2019	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2020 vs. 2019		As Adjusted 2020 vs. 2019

Revenue:
Motion Technologies	$199.3			$199.3	$317.7			$317.7	(37.3%)		(37.3%)
Industrial Process	193.3			193.3	232.6			232.6	(16.9%)		(16.9%)
Connect & Control Technologies	122.9			122.9	170.2			170.2	(27.8%)		(27.8%)
Intersegment eliminations	(0.8)			(0.8)	(0.6)			(0.6)
Total Revenue	$514.7			$514.7	$719.9			$719.9	(28.5%)		(28.5%)

Operating Margin:
Motion Technologies	5.2%	700	BP	12.2%	16.4%	140	BP	17.8%	(1,120)	BP	(560)	BP
Industrial Process	9.6%	410	BP	13.7%	11.2%	130	BP	12.5%	(160)	BP	120	BP
Connect & Control Technologies	6.8%	430	BP	11.1%	17.4%	30	BP	17.7%	(1,060)	BP	(660)	BP
Total Operating Segments	7.2%	540	BP	12.6%	14.9%	120	BP	16.1%	(770)	BP	(350)	BP

Income (loss):
Motion Technologies	$10.4	$14.0		$24.4	$52.0	$4.4		$56.4	(80.0%)		(56.7%)
Industrial Process	18.5	8.0		26.5	26.0	3.0		29.0	(28.8%)		(8.6%)
Connect & Control Technologies	8.4	5.3		13.7	29.6	0.6		30.2	(71.6%)		(54.6%)
Total Segment Operating Income	$37.3	$27.3		$64.6	$107.6	$8.0		$115.6	(65.3%)		(44.1%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2020 & 2019
(In Millions, except per share amounts)

	Q2 2020			Q2 2020	Q2 2019			Q2 2019	2020 vs. 2019	2020 vs. 2019
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment Operating Income	$37.3	$27.3	#A	$64.6	$107.6	$8.0	#A	$115.6
Corporate (Expense)	(16.8)	16.3	#B	(0.5)	(21.6)	11.9	#B	(9.7)
Operating Income	20.5	43.6		64.1	86.0	19.9		105.9

Interest (Expense) Income	(0.6)	-		(0.6)	1.1	-		1.1
Other (Expense) Income	(1.6)	1.4	#C	(0.2)	(0.7)	-		(0.7)
Income from Continuing Operations before Tax	18.3	45.0		63.3	86.4	19.9		106.3

Income Tax Benefit (Expense)	28.1	(41.7)	#D	(13.6)	(19.3)	(4.1)	#D	(23.4)
Income from Continuing Operations	46.4	3.3		49.7	67.1	15.8		82.9

Less: Non Controlling Interest	-	-		-	0.2	-		0.2
Income from Continuing Operations - ITT Inc.	$46.4	$3.3		$49.7	$66.9	$15.8		$82.7

EPS from Continuing Operations	$0.53	$0.04		$0.57	$0.75	$0.18		$0.93	$(0.36)	(38.7%)
Note: Amounts may not calculate due to rounding.

#A - 2020 includes restructuring costs ($27.0M) and acquisition related costs ($0.3M).
#A - 2019 includes restructuring and acquisition costs ($6.7M) and a legal accrual ($1.3M).

#B - 2020 includes asbestos related expense ($16.0M), restructuring costs ($0.9M) and other Income ($0.6M).
The ($16.0M) net asbestos expense includes the impact from an unfavorable settlement agreement ($4.2M), and asbestos related costs to maintain 10 year accrual ($11.8M).
#B - 2019 includes asbestos-related expense ($11.8M) and restructuring costs ($0.1M).

#C - 2020 includes pension termination related charges.

#D - 2020 includes various tax-related special items including tax benefit for valuation allowance change ($26.7M), tax benefit on future distribution of foreign earnings ($1.9M), tax benefit on uncertain tax position release ($1.3M), and the tax impact of other operating special items.
#D - 2019 includes various tax-related special items including tax benefit for valuation allowance change ($0.7M), tax expense on future distribution of foreign earnings ($1.2M), and the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
Trailing Twelve Months (TTM)
(In Millions)

	(A) = (B) + (C) - (D)	(B)	(C)	(D)	(A) = (B) + (C) - (D)	(B)	(C)	(D)
	Q2 2020 TTM	Q2 2020	FY19	Q2 2019	Q2 2019 TTM	Q2 2019	FY18	Q2 2018

Net Cash - Operating Activities #A	$459.7	$203.1	$357.7	$101.1	$353.6	$101.1	$371.8	$119.3

Capital expenditures	79.9	34.3	91.4	45.8	95.0	45.8	95.5	46.3

Free Cash Flow	379.8	168.8	266.3	55.3	258.6	55.3	276.3	73.0

Revenue	$2,609.0	$1,178.0	$2,846.4	$1,415.4	$2,774.4	$1,415.4	$2,745.1	$1,386.1

Free Cash Flow Margin	14.6%		9.4%		9.3%		10.1%

#A - 2020 TTM includes payments for asbestos ($13.4M) and restructuring ($15.6M).
#A - 2019 TTM includes payments for asbestos ($25.8M) and restructuring ($9.5M).

Contacts

Investors:
Emmanuel Caprais
+1 914-641-2030
Emmanuel.Caprais@itt.com

Media:
Lisa Wolfe
+1 914-641-2103
Lisa.Wolfe@itt.com